Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

July 3, 2025

Ladder Capital Corp

Ladder Capital Finance Holdings LLLP

Ladder Capital Finance Corporation

320 Park Avenue, 15th Floor

New York, New York 10022

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Ladder Capital Corp, a Delaware corporation (“LCC”), Ladder Capital Finance Holdings LLLP, a Delaware limited liability limited partnership (“LCFH”), and Ladder Capital Finance Corporation, a Delaware corporation (“LCFC” and, together with LCFH, the “Issuers”), in connection with the registration by LCC and the Issuers of $500,000,000 aggregate principal amount of 5.500% Senior Notes due 2030 (the “Notes”) pursuant to a Registration Statement on Form S-3 (File Nos. 333-288227, 333-288227-01 and 333-288227-02) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Notes are to be issued pursuant to that certain Indenture, dated June 23, 2025 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuers, LCC and Wilmington Trust, National Association, as trustee (the “Trustee”). The Indenture provides that the Notes are to be guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by LCC. The Notes are to be sold pursuant to that certain Underwriting Agreement, dated June 24, 2025 (the “Underwriting Agreement”), among the Issuers, LCC and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BofA Securities, Inc. and SG Americas Securities, LLC, as representatives of the several underwriters named on Schedule 1 therein (the “Underwriters”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Issuers and LCC, (ii) minutes and records of the corporate proceedings of the Issuers and LCC with respect to the issuance of the Securities, (iii) the Registration Statement and the exhibits thereto, (iv) the Indenture and (v) forms of the Notes.

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Ladder Capital Corp

Ladder Capital Finance Holdings LLLP

Ladder Capital Finance Corporation

July 3, 2025

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Issuers and LCC, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Issuers and LCC. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of the Issuers, LCC and others as to factual matters.

We have also assumed that the execution and delivery of the Indenture by the Issuers and LCC and the Notes by the Issuers and the performance of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuers or LCC is bound.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes and the Guarantee will constitute binding obligations of the Issuers and LCC, respectively.

Our opinion above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) other commonly recognized statutory and judicial constraints as to enforceability, including statutes of limitations and (iv) public policy considerations that may limit the rights of parties to obtain certain remedies. “General principles of equity” include but are not limited to: (A) principles limiting the availability of specific performance and injunctive relief; (B) principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; (C) principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; (D) principles which may permit a party to cure a material failure to perform its obligations; and (E) principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our opinion may not prove enforceable for reasons other than those explicitly cited in this opinion should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this opinion ) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our opinion.

Ladder Capital Corp

Ladder Capital Finance Holdings LLLP

Ladder Capital Finance Corporation

July 3, 2025

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of broadly or vaguely stated rights; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) restrictions upon non-written modifications and waivers; (xi) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (xii) any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment in another currency; (xiii) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and (xiv) any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so called fraudulent conveyance or fraudulent transfer “savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations. In addition, we express no opinion with respect to (i) whether acceleration of the Notes may affect the collectability of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon, (ii) compliance with laws relating to permissible rates of interest or (iii) the creation, validity, perfection or priority of any security interest or lien.

Our opinion above related to the Guarantee is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by LCC (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture, the Notes or the Guarantee so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuers or LCC, which is substantially and materially different from that presently contemplated by the Indenture, the Notes and the Guarantee.

Ladder Capital Corp

Ladder Capital Finance Holdings LLLP

Ladder Capital Finance Corporation

July 3, 2025

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a current report on Form 8-K to be filed by LCC with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date hereof.

This opinion is furnished to you in connection with the filing of a current report on Form 8-K by LCC, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP